Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise National For-Sale Housing eFund, LLC of our report dated April 13, 2020, relating to the consolidated financial statements of Fundrise National For-Sale Housing eFund, LLC.

/s/ RSM US LLP

McLean, Virginia

April 13, 2020